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                                                                     Exhibit (i)

                           Drinker Biddle & Reath LLP
                    One Logan Square, 18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                 (215) 988-2700
                                 (215) 988-2757
                                  March 1, 2001


Armada Funds
Oaks, Pennsylvania  19456

RE:      Post-Effective Amendment No. 56 to the Registration
         Statement on Form N-1a (File Nos. 33-00488 and 811-04416)
         ----------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Armada Funds, a Massachusetts business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 56 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), without par value. The Board of Trustees of the Trust has the power to designate one or more series ("Series") of Shares and to classify or reclassify any unissued Shares with respect to such Series. The Board of Trustees of the Trust also has the power to designate separate classes ("Classes") of Shares within the same Series. Currently, the Trust is offering Shares of thirty-one Series: the Money Market Fund, Government Money Market Fund, Treasury Money Market Fund, Treasury Plus Money Market Fund, Tax Exempt Money Market Fund, Pennsylvania Tax Exempt Money Market Fund, Ohio Municipal Money Market Fund, Equity Growth Fund, Mid Cap Growth Fund, Large Cap Ultra Fund, Intermediate Bond Fund, Ohio Tax Exempt Bond Fund, National Tax Exempt Bond Fund, Large Cap Value Fund, Small Cap Value Fund, Limited Maturity Bond Fund, Total Return Advantage Fund, Bond Fund, U. S. Government Income Fund, Strategic Income Bond Fund, GNMA Fund, Pennsylvania Municipal Bond Fund, Michigan Municipal Bond Fund, International Equity Fund, Equity Index Fund, Core Equity Fund, Small Cap Growth Fund, Tax Managed Equity Fund, Balanced Allocation Fund, Aggressive Allocation Fund and Conservative Allocation Fund. Currently, the shares of each Series of the Trust may be offered in up to four separate
Classes: A Shares (formerly, Retail shares), B Shares, C Shares and I Shares (formerly, Institutional shares). The Board of Trustees has previously authorized the issuance of Shares to the public.

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Armada Funds
March 1, 2001
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         We have reviewed the Trust's Declaration of Trust, Code of Regulations,
resolutions of its Board of Trustees and such other legal and factual matters as we have deemed appropriate. We have also relied upon an opinion of Ropes & Gray, local Massachusetts counsel to the Trust, as to matters to which the laws of the Commonwealth of Massachusetts are applicable. We assume that the Shares have been or will be issued against payment therefor as described in the Trust's applicable Prospectuses.

         This opinion is based exclusively on Massachusetts law and the federal law of the United States of America.

         Based upon the foregoing, it is our opinion that the Shares have been and will be validly issued, fully paid and non-assessable by the Trust.

         We note that under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of such trust. However, the Declaration of Trust disclaims shareholder liability for claims against the Trust. The Declaration of Trust further provides that every note, bond, contract, instrument, certificate or other undertaking made or issued by the Trust's trustees or officers shall recite to the effect that the same was executed or made by or on behalf of the Trust or by them as trustees or officers and that the obligations of such instrument are not binding upon the Trust's shareholders individually but are binding only upon the assets and property of the Trust or a particular Series thereof. The Declaration of Trust provides for indemnification out of the assets of the Series of which a shareholder owns or owned Shares, for any and all loss or expense for which the shareholder shall be charged or held personally liable solely by reason of the shareholder's being or having been such a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Series itself would be unable to meet its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment to the Trust's Registration Statement.

                                               Very truly yours,



                                               /s/ Drinker Biddle & Reath LLP
                                               ------------------------------
                                               DRINKER BIDDLE & REATH LLP